CONSULTING AGREEMENT

Consulting Agreement (this “Agreement”), dated August 17, 2015, by and between Robert B. Fernander (the “Consultant”), and Imation Corp., a Delaware corporation (the “Client”). The Consultant and the Client are sometimes referred to herein individually as a “Party”, and collectively as the “Parties.”
WHEREAS, the Client desires to retain the Consultant, and the Consultant desires to be retained by the Client, pursuant to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree as follows:

1.	Term; Reporting; Supervision of Work; Primary Contact; Etc.

a.
This Agreement shall commence as of August 17, 2015 (the “Effective Date”) and end October 12, 2015 (the “Term”). Should the Client wish to extend the term it shall be renewable on a weekly basis by mutual consent. The Client may cancel this agreement at anytime, with no advance notice of termination required; any such cancellation shall be effected by written notice to Consultant and shall become effective upon receipt of such notice by Consultant. Should the Client choose to cancel this agreement prior to October 12, 2015 then the Client will remit payment for any remaining work planned through October 12, 2015 at the time of termination.

b.
The Consultant shall report to the Board of Directors (the “Board”) of the Client. The Consultant will coordinate its efforts with Mr. Ian Williams and the other members of Client’s management team (“Management”) in all respects. The Consultant shall be physically present at the locations of the Client at such times and frequency as the Consultant may reasonably determine. The Consultant will expend the time it deems necessary (in his professional judgment) to perform the Services.

c.
The Consultant shall be working with the Special Independent Review Committee (the “Committee”) of Client’s Board. The Consultant will also be a member of that Committee, and his services hereunder are in addition to his work on the Committee.

2.	Services
As directed by the independent members of the Board, the Client hereby engages the Consultant to perform the following services (collectively with the services described in Section 3 below, the “Services”) during the Term:
Review and Assessment of Business

a.
Assisting the Client to: (i) review and evaluate its overall business and operations and historical, current and projected financial statements, financial position, budget and operating performance, and business plans, (ii) identify the critical areas of the Client’s business that need to be addressed, with a focus on (A) reducing discretionary expenditures and overhead relating to the Client’s business, (B) accounts receivable management, (C) inventory management, (D) accounts payable management, (E) strategic analysis of locations, and the projected utilization in operations and cost benefits of owned versus leased facilities, and (F) analysis of profitability by product and geographic region (to the extent practicable or appropriate), and (iii) assess the Client’s headcount, organizational and functional personnel structures, staffing and use of human resources.
Formulation of Business Plan and Budget

b.
Based on the foregoing review and assessment, assisting the Client (via close consultation with Management to formulate: (i) a plan (a “Business Plan”) designed to enhance shareholder value and (ii) an integrated, rolling, computer-based budget (the “Budget”) on a cash basis for the Client’s operations covering: (A) monthly, the remainder of calendar year 2015 and (B) quarterly, calendar year 2016, such Budget to reflect the overall Business Plan and include explanation of the underlying budget assumptions, and projections for: (1) income statement, (2) cost of sales, (3) selling, general and administrative expenses, (4) R&D spending, and (5) specific employees or positions for staffing.

c.
As part of the Business Plan, assisting the Client to identify the action steps needed to achieve the objective for each critical area set forth in the Business Plan for Client’s Nexsan Data Storage and IronKey businesses) and the timetable(s) for the implementation of such steps. Such objectives will include for the Client’s operations (other than the Nexsan Data Storage and IronKey businesses): (i) reducing the workforce and (ii) reducing operating losses.

d.	The Parties acknowledge and confirm that the objective of the Business Plan is to assist the Client to position itself to improve shareholder value.
Time Frame for Approval of Business Plan and Budget

e.
The Consultant and the Client will endeavor to present to the Board for its discussion and approval a preliminary Business Plan and accompanying Budget by September 28 2015. Once feedback is received from the board a final plan with independent validation of product roadmap and market viability will be presented to the board October 12, 2015.

Services Relating to Detailed Development of Business Plan Action Steps

f.
As part of the Business Plan, assisting the Client to: (i) focus on each critical area identified in the Business Plan and related Budget and identify in further detail the action steps that the Client needs to take in order to achieve the objective for that area and (ii) further develop for each critical area the costs of and/or savings to be realized from the action steps, and estimated timetables for implementing such steps. During development of the Business Plan, the Budget and the detailed action steps, the Consultant will, to the extent needed or appropriate, continue to make recommendations for improving each critical area, and refine recommendations previously made.

Services Relating to Implementation of Business Plan and Budget; “Roadmap”

g.	The Consultant will identify appropriate components of the Business Plan that the Client, with the assistance of the Consultant, may begin to implement immediately.

h.
Assisting the Client to present to the Board (on a periodic basis) a “roadmap” outlining the Client’s progress in implementing the Business Plan and the Budget, and indicating decision-making aspects of such implementation for the Board’s consideration.

Computer-Based Model

i.
To the extent that the exigencies of Consultant’s other agreed tasks permit, the Consultant will use historical data drawn from information provided by the Client to develop a computer-based financial model (i.e., the Budget) of the Client’s operations. Such model will be formulated in close consultation with Mr. Lucas, Mr. Williams and other members of Management. Such model is to be: (i) useful during the Term to help the Parties to analyze the variables that affect the Client’s business (such as the impact of various levels of SG&A and R&D expense, etc.) and (ii) designed in a user-friendly manner to enable the Client to use the model after the Term to perform further analyses. The Consultant will perform some work on the financial model while assisting the Client to formulate the Business Plan/Budget but most of the work on such model will be done during implementation of the Business Plan/Budget.

Services Relating to Sales Efforts

j.	The Consultant will interview customers and resellers of Client to provide third party validation of Client’s value to customers and partners.

No Outcome Assured

k.
The Parties confirm that the objective of the Business Plan and the Budget is to assist the Client to achieve the specific objectives to be set forth therein. Notwithstanding such objectives, and the good faith efforts the Client may expend to achieve them, the Parties acknowledge that future events and results are caused by multiple factors and cannot be foreseen or guaranteed; and the Parties agree and acknowledge that Consultant has not guaranteed that any particular results shall be achieved.

Retention of Other Consultants

l.
The Consultant intends to retain, at Client’s expense, independent contractor consultants to provide suitable validation of the proposed future product roadmap. It is anticipated that this activity will constitute one or two independent domain experts whose individual fees will not exceed $10,000 each.

3.	Matters Relating to Services; Meetings with Board
During the Term, the Client shall: (i) provide the Consultant’s personnel with reasonable access to the Client’s locations to facilitate the performance of the Services and (ii) furnish promptly such financial statements, business records and other documents and instruments as the Consultant may reasonably specify as necessary or desirable for its performance of the Services. The Consultant shall meet with the Committee and/or the Board from time to time as the Committee or the Board (as the case may be) may specify.

4.	Compensation for Services; Expenses and Disbursements
The Client shall pay to the Consultant the following compensation for performance of the Services:

a.
Weekly Fees – Subject to Section 5(b) below, a fee (a “Weekly Fee”) for the work of Consultant per week, as follows: (a) $25,000 for Consultant’s full-time (i.e., not less than 40 hours) performance of Services during such week. It is understood and agreed that the 40 hours per week commitment shall also include the time spent by Robert Fernander as a member of the Committee; provided, that if Consultant devotes less than forty (40) hours cumulatively towards meeting this agreed cumulative 40-hour commitment during any week of the Term, then the applicable Weekly Fee (i.e., $25,000) shall be proportionately reduced to reflect the lower number of hours, any such reduction to be calculated pro rata according to the number of hours actually spent cumulatively that week. For avoidance of doubt, the Weekly Fees do not include any fees paid, or to be paid, to Robert Fernander in Fernander’s capacity as a Board Member and/or Committee member for Robert Fernander’s service on the Committee or the Board.

b.
Limitations on Fees; Reporting of Time – In no event shall the Weekly Fees for any week during the Term exceed (in the aggregate) $25,000, irrespective of the number of hours cumulatively per week that the Consultant may devote to performance of the Services. The Consultant will report to the Client the individual time devoted to performance of the Services during each week. For this purpose, travel time of the Consultant, including travel time between the Consultant’s home and Client’s office and facility locations, and between and among Client’s office and facility locations, will be reported and counted.

c.
Expenses/Disbursements – The Client will reimburse the Consultant weekly, in accordance with Section 6(b) below, for all reasonable, out-of-pocket expenses the Consultant and/or its personnel incur in performing the Services and traveling to perform the work. Such out-of-pocket expenses will include air travel costs; hotel, lodging and local travel costs; meals while traveling and working on-site; and incidental expenses (such as overnight mail charges, office supplies, laundry services etc.). For purposes of the foregoing, all air travel will be pre-booked, or charged to the Client, in coach (to reduce airfare costs).

d.
Any fees or expenses not paid to Consultant within thirty (30) days after their due date shall bear interest from the 31st day after they become due until fully paid, at the lesser of: (i) the rate of ten per cent (10%) per annum; or (ii) the maximum rate permitted under Texas law.

5.	Invoices; Payments; Certain Remedies

a.
Invoices On Monday of each week (commencing Monday, August 24, 2015), the Consultant will invoice the Client for the Weekly Fees and expense reimbursements relating to the Services rendered during the previous week (each, an “Invoice”). The Consultant's week shall commence each Saturday and run through the following Friday. Each Invoice shall include the Weekly Fees due and an itemized list of the reimbursable expenses incurred by the Consultant. To the extent the precise amount of any reimbursable expenses that are charged may not be known with certainty until the applicable credit card statement is received, Consultant may invoice Client for such reimbursable expenses within a reasonable time after Consultant’s receipt of any such credit card statement.

b.
Payments Subject only to the requirements set forth in Section 4(a) above, the Client shall pay to the Consultant, not later than three (3) Business Days after its receipt of each Invoice and in immediately available funds, the total of the Weekly Fees and reimbursable disbursements set forth in such Invoice. The Client shall make each payment via wire transfer to the account of Consultant as specified by Consultant in its invoice or by separate written instruction. If an invoiced amount is due on a date that is not a Business Day such due date shall be extended to the next Business Day.

c.
Certain Remedies If the Client fails timely to make a payment as required under Section 5(b) above or under any other provision of this Agreement, or if the Client materially breaches any other provision of this Agreement, then the Consultant may give the Client written notice specifying such failure or breach. If the Client fails to cure such breach within three (3) Business Days after its receipt of such notice: (i) the Consultant may suspend or discontinue the performance of the Services or terminate this Agreement without any further liability or obligation to the Client, without limitation as to the Consultant's rights and remedies to obtain full payment of all amounts and disbursements due or to become due in accordance with the terms and conditions of this Agreement and/or (ii) either Party may seek an arbitral determination of any disputed or unpaid amount invoiced under this Section 6 in accordance with Section 11(c) below. For purposes of this Agreement, “Business Day” means any day other than a Saturday, Sunday or holiday on which commercial banks are required or authorized to close. For purposes of the Consultant’s remedies stated in this Section, it shall be assumed that Consultant would have met or exceeded the 40-hour-per-week commitment stated in Section 4(a) above for the remainder of the Term.

6.	Retainer
Simultaneously with the Parties’ execution and delivery of this Agreement, the Client shall pay to the Consultant, by wire transfer of immediately available funds to the account specified in Parts 4 and 5 above, a retainer of $35,000 against sums due and owing to the Consultant under this Agreement. The Consultant, in its sole discretion, may hold such retainer as security against amounts to be paid or apply such balance, in whole or in part, to pay amounts due and owing but unpaid.

7.	Return of Documents and Property; Certain Representations

a.
Upon the expiration or termination of the Term, and provided all amounts due to the Consultant hereunder have been paid, the Consultant shall (upon written request from the Client) deliver to the Client all documents and materials relating to the Client's business. The Consultant may retain copies of documents and materials comprising the Consultant's work product, and shall pay the cost of such delivery and for copies of its work product.

b.
Each Party represents and warrants to the other that: (a) it has the full power and authority to be bound by the terms and conditions set forth herein and to execute all documents and perform all acts required hereby and (b) neither the delivery of this Agreement nor the performance of any obligations contemplated hereunder will result in any material breach or default under any agreement or understanding, or any violation of any law or regulation, to which it is a party or is subject.

8.	Indemnification

a.
The Client shall indemnify and hold the Consultant harmless from and against all losses, damages, liabilities, claims, demands, lawsuits, costs and expenses, including reasonable attorneys’ fees and disbursements, that the Consultant in its role as a consultant under this Agreement may incur or be liable for arising out of or in connection with any of the following: (i) any (alleged or actual) false, misleading, inaccurate or incomplete information provided by the Client to the Consultant, or any (alleged or actual) omission by the Client of any material fact, in connection with the Consultant’s performance of the Services, (ii) any matter arising from the Consultant's rendering of the Services other than claims resulting from the Consultant's gross negligence, willful misconduct or material breach of its obligations hereunder, (iii) any matter relating to, arising out of or concerning the business, services, finances, liabilities, obligations, or other affairs of the Client or (iv) the collection by the Consultant of sums due to be paid by the Client pursuant to this Agreement or otherwise relating to the Consultant's enforcement of this Agreement. In connection with the Client’s indemnification obligations, the Client shall reimburse the Consultant promptly for, or at the Consultant’s option advance amounts sufficient to cover, any legal and other fees and expenses, provided that the Consultant agrees to repay any and all such amounts so advanced if it shall ultimately be determined that the Consultant is not entitled to be indemnified therefor.

b.
The Consultant shall indemnify and hold the Client harmless from and against all losses, damages, liabilities, claims, demands, lawsuits, costs and expenses, including reasonable attorneys’ fees and disbursements, that the Client may incur or be liable for arising out of or in connection with any of the following: (i) any claims resulting from the Consultant's gross negligence or willful misconduct in its rendering of services to the Client pursuant to this Agreement, or material breach of its obligations hereunder or (ii) the Client’s enforcement of this Agreement. However, in no event shall the Consultant be liable under this indemnification provision, as a direct or indirect result of the performance of its duties under this Agreement, for: (a) special, indirect, consequential or punitive damages or lost profits or (b) any amount that exceeds the aggregate compensation (exclusive of costs, expenses and other amounts reimbursed to the Consultant under this Agreement) that the Consultant shall have actually received pursuant to this Agreement.

9.	Confidentiality

a.
Each Party shall hold in confidence this Agreement and make it available only: (i) to other persons as may be necessary to comply with applicable securities and other disclosure requirements, (ii) on a need-to-know basis to facilitate the Consultant’s performance of the Services, (iii) to its professional advisors and (iv) in the Client’s case, to its lender.

b.
The Consultant may be furnished with or may otherwise receive or have access to proprietary information relating to the finances, client lists, business plans and processes, marketing plans, business strategies, technical data and other matters of the Client (collectively, the "Confidential Information"). The Consultant acknowledges that the Confidential Information to be furnished is confidential and that any disclosure or use of the same by the Consultant, except as provided in this Agreement or necessary for the Consultant to perform the Services, may harm the Client. The Consultant agrees that it will not use the Confidential Information for any purpose except as contemplated by this Agreement and agrees that it will not disclose Confidential Information to any third party provided that: (i) the Confidential Information furnished may be disclosed to the Consultant’s personnel and attorneys who require the same for the purpose of performing the Services or in connection with collection of amounts due to the Consultant (it being understood that the Consultant will inform such personnel and attorneys of the confidential nature of such Confidential Information and direct them to treat such Confidential Information confidentially) and (ii) disclosure may be made as required under applicable law, legal process or court order if the Consultant’s counsel determines it is necessary and the Consultant gives prior written notice to the Client and cooperates in all reasonable respects with the Client (at the Client’s expense) in the Client’s efforts to limit such disclosure. The limitations herein shall not apply to Confidential Information that: (A) is or becomes publicly known other than by breach of this Agreement by the Consultant or (B) is given to the Consultant by someone else who is not obligated to maintain confidentiality (other than the Existing Lender or a New Lender).

10.	Limitation of Liability; Assignment and Notices

a.
In no event shall the Consultant be liable, in damages or otherwise, to the Client for any good faith error of judgment or other act or omission performed or omitted by the Consultant under or otherwise in respect of this Agreement, except for acts or omissions that constitute gross negligence, willful misconduct or a material breach hereof on the part of the Consultant. Furthermore, in no event shall the Consultant be liable, as a direct or indirect result of the performance of its duties under this Agreement, for: (a) special, indirect, consequential or punitive damages or lost profits or (b) any amount that exceeds the aggregate compensation (exclusive of costs, expenses and other amounts reimbursed to the Consultant under this Agreement) that the Consultant shall have actually received pursuant to this Agreement.

b.
Neither Party may transfer or assign this Agreement without the prior written consent of the other Party, except that the Client may assign this Agreement to any entity that is an affiliate of the Client provided that: (i) the assignee assumes in writing all obligations of the Client under this Agreement and (ii) the Client remains liable for the due performance of the Client’s obligations in this Agreement. Any purported assignment in violation hereof shall be ab initio null and void.

c.
Any notice required or permitted under this Agreement shall have been effectively made or given if in writing and either: (a) personally delivered, or (b) delivered by a reputable overnight delivery service, prepaid for next-day delivery. Unless otherwise changed by notice delivered in accordance with these provisions, notice shall be properly addressed to the Robert B. Fernander at 4312 Avenue B, Austin TX 78751, with a copy to: Stephen Greenberg, 13062 Hwy 290 West, Suite 104, Austin Texas 78737 and properly addressed to the Client at: Imation Corp., Attention: John Breedlove, Vice President and General Counsel, 1 Imation Way, Oakdale, Minnesota 55128.

11.	Independent Contractor; Governing Law; Dispute Resolution

a.
In performing the Services under this Agreement, the Consultant shall serve as an independent contractor of the Client, and not in a fiduciary relationship with the Client. Nothing in this Agreement establishes a partnership, association, joint venture, principal/agent or similar relationship. Nothing in this Agreement limits, expands, or otherwise affects Robert Fernander’s fiduciary duties to Imation as a member of the Board and the Committee. For avoidance of doubt, notwithstanding any contents of this Agreement that might appear to the contrary, none of the duties to be performed or services to be provided by Consultant as an independent contractor Consultant pursuant to the terms of this Agreement are accompanied by any fiduciary responsibilities or obligations; and none of such duties or responsibilities shall coincide with or be conflated with any of Robert Fernander’s fiduciary obligations as a member of the Board and the Committee.

b.
This Agreement shall be interpreted and construed, if any construction be necessary, in accordance with, governed by and enforced under, the laws of the State of Delaware without regard to principles of conflicts or choice of laws, save and except that the arbitration clause shall be governed, interpreted and applied pursuant to the Federal Arbitration Act (“FAA”), and the federal court jurisprudence interpreting and applying the FAA.

c.
Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by mandatory, binding arbitration before one (1) neutral arbitrator in accordance with the following provisions. In the event that the Parties are unable to resolve any dispute under or relating to this Agreement, either Party may commence an arbitration proceeding to resolve such dispute. Arbitration may be commenced by either Party by giving written demand for arbitration to the other party, stating in reasonable detail the matter(s) in dispute and the relief or remedies sought; the Party who receives a written demand for arbitration shall promptly (within fifteen days) serve a written response to such demand stating in reasonable detail its answer to all allegations of the demand. Any such arbitration shall be conducted in St. Paul, MN. If the Parties do not agree promptly upon a mutually acceptable neutral arbitrator, then either Party may submit the demand for arbitration to the American Arbitration Association (“AAA”) to invoke AAA’s procedures for selection of a neutral arbitrator and administration of the arbitration; and the arbitration shall then proceed under the auspices of the AAA. Whether administered by a mutually acceptable arbitrator or under the auspices of the AAA, the arbitration shall be conducted in accordance with the expedited arbitration procedures under the Commercial Arbitration Rules of the AAA; and the arbitrator's determination with respect to any dispute shall be final and binding on the Parties and not subject to appeal or review (judicial or otherwise) on any ground, except as may be permitted by the Federal Arbitration Act. No action shall be filed in any court by either Party against the other to remedy any alleged breach of this agreement; provided, however, that nothing herein contained shall be construed to limit or prohibit either Party from applying to any court of competent jurisdiction for injunctive or other provisional relief to prevent or enjoin any violation of its rights under this Agreement or to require the other Party to participate in arbitration as required by this provision or to enforce this arbitration clause, or to judicially enforce the arbitration award, or for entry of judgment based upon the arbitration award if the award is not promptly fulfilled by the Parties as directed by the arbitrator, or to vacate or modify the arbitration award under the limited grounds permitted by the Federal Arbitration Act, which the Parties agree shall govern and control the application and any interpretation or construction of this arbitration clause. From and after the commencement of any such arbitration and until the final award therein, each Party shall be liable for one-half of: (i) the out-of-pocket filing fees charged in connection with the commencement of such arbitration, and (ii) the costs and expenses of the arbitrator, provided that the arbitrator shall be entitled, as part of the final award in such arbitration, to award to the prevailing Party therein such of its attorneys' fees, reasonable experts’ fees, and disbursements and other fees, costs and expenses as the arbitrator may deem necessary, appropriate, just or equitable. Notwithstanding any language in this Agreement that might appear to the contrary, the arbitrator shall not have authority to award relief that is not authorized by this Agreement or to modify the terms of this Agreement.

12.	Miscellaneous

a.
Neither Party intends this Agreement to benefit or create any right or cause of action in any person or entity other than the Parties hereto. Any failure on the part of either Party to enforce any of its rights shall not constitute a waiver, and shall apply only to the specific event at hand and not constitute a waiver or abandonment of any other rights.

b.
If a provision of this Agreement is found to be illegal, invalid or unenforceable, such finding shall not affect the legality, validity or enforceability of the other provisions, which shall remain in effect. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other agreements and understandings between the Parties with respect to such subject matter. This Agreement may not be changed or modified except by a writing signed by an authorized representative of each of the Parties.

c.
Notwithstanding any termination or expiration of this Agreement, the following Sections shall survive and remain in full force and effect for the periods set forth below: (i) Sections 1, 5, 6, 7 and 8, until the final resolution of the rights and obligations of the Parties therein, (ii) Section 9, until all possible claims for indemnification thereunder have either been adjudicated to a final, non-appealable conclusion, or extinguished under applicable statutes of limitation, and (iii) Sections 10, 11, 12 and this Section 13, until final resolution of all rights and obligations of the Parties pursuant to this Agreement or until the foregoing Sections mentioned in this subsection (c) are no longer in effect, whichever occurs later.

d.
This Agreement is the result of negotiations between the Parties and their counsel, and shall not be construed in favor of or against any Party by reason of the extent to which such Party or its counsel participated in the drafting of this Agreement. This Agreement may be signed in counterparts, and a signature on behalf of a Party that is delivered to the other Party via .pdf scan or facsimile will have the same effect as a duly delivered original signature.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

CLIENT:	CONSULTANT:
IMATION CORP.

By: /s/Joseph DePerio	By: /s/Robert B. Fernander
Joseph DePerio	Robert B. Fernander
Its Chairman of the Board of Directors